UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           May 28, 2013

VHGI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 North Court Street, Sullivan, IN	47822
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	812-268-5459

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 28, 2013 Lily Group, Inc. (“Lily Group”), a wholly-owned subsidiary of VHGI Holdings, Inc., entered into a Equity Investment Agreement with Al Rami Pure LLC (the “Investor”).  Under the terms of this agreement, at closing the Investor will lend us approximately $65 million.  The investment will be for a maximum term of 10 years.  As consideration, the Investor will receive 45% of Lily Group and a lien on Lily Group’s assets, together with royalties and/or dividends at the rate of 1.25% per annum.  We have the right to buy back the equity in Lily Group at the end of any calendar year, on the basis of the fair market valuation of the outstanding.  The closing of the Equity Investment Agreement is subject to a number of conditions precedent, including delivery of a letter of credit in the amount of $10.5 million, the finalization of a definitive use of proceeds and the company reaching an agreement with its current senior secured lender.  We are actively engaged in efforts to satisfy these conditions precedent with the goal of closing the transaction as soon as practicable.  However, given the number of conditions which must be satisfied, there are no assurances this transaction will be consummated.

Effective May 28, 2013 Lily Group also entered into a Memorandum of Understanding with Lily Group Holdings Company (“LGHC”), an entity owned by Mr. Risinger, our Chief Executive Officer.  Pursuant to the terms of the Memorandum of Understanding, LGHC will obtain the aforementioned letter of credit and certain other personal guarantees required by the Investor to satisfy the security requirement for the loan.  As consideration, Lily Group will permit LGHC to hold the net proceeds of the loan in an account of its choosing and release the funds for Lily Group’s benefit in accordance with the specific use of proceeds to be agreed upon by Lily Group and the Investor.

We previously reported that in April 2013 we entered into a similar loan agreement with Ariana Turquoise Investment AS, the closing of which was subject to the satisfaction of certain conditions precedent.  Those conditions precedent were not satisfied and that agreement was not consummated.  The aforedescribed Equity Investment Agreement represents replacement financing for our company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI Holdings, Inc.

Date: June 19, 2013	By: /s/ Paul R. Risinger
Paul R. Risinger, Chief Executive Officer